Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FIRST QUARTER 2008
OPERATING RESULTS

▪	Maintaining Open Central Appalachian (CAPP) Tonnage in Q3 and Q4 2008

▪	Adding New Longer-Term Contracts for CAPP Steam Coal at Prices Above $80 Per Ton, an Increase of More than $35 Per Ton from 2007 levels

▪	Approximately 60% of Expected 2009 CAPP Production Remains Open to New Higher Market Pricing

▪	Major Milestones Completed in Changes to the Mine Operations Portfolio

RICHMOND, VA, May 6, 2008 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $16.7 million or $.78 per fully diluted share for the first quarter of 2008.  This is compared to a net loss of $7.3 million or $.46 per fully diluted share for the first quarter of 2007.

Peter T. Socha, Chairman and Chief Executive Officer commented: “The first quarter of 2008 will be remembered as a watershed period for the coal industry.  For the first time, it became clear to the general public that large developing economies around the world have a voracious and growing appetite for all commodities, including coal.  It also became clear that the coal industry in the United States will play a much greater role in meeting the world’s demand for coal.

For our company, it was a mixed quarter.  Our mine operations struggled against bad weather, new regulations, and commodity related cost inflation.  On a very positive note, we have now substantially completed two major milestones in our efforts to adjust the mine portfolio to the new regulatory and cost environment.  Lastly, we are now completing our shipments on many CAPP contracts that began during the past several years with much lower prices and replacing them with new contracts with prices between $80 and $90 per ton.  Our shareholders will see the benefit of these new contracts going forward.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 (in 000’s except per ton amounts).

Total Results	Three Months Ended March 31,
	2008		2007
	Total	Per Ton	Total	Per Ton

Company and contractor production (tons)	2,802		2,960
Coal purchased from other sources (tons)	133		231
Total coal available to ship (tons)	2,935		3,191

Coal shipments (tons)	2,922		3,030
Revenues
Coal sales	$138,188	47.29	$130,074	42.93
Synfuel handling	-		2,361
Cost of coal sold	125,730	43.03	113,588	37.49
Depreciation, depletion, & amortization	17,290	5.92	19,333	6.38
Gross loss	(4,832)	(1.65)	(486)	(0.16)
Selling, general & administrative	7,334	2.51	7,475	2.47

Adjusted EBITDA (1)	$7,655	2.62	$13,768	4.54

(1)	Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

Segment Results	Three Months Ended March 31,
	2008		2007

	CAPP	Midwest	CAPP	Midwest

Coal shipments (tons)	2,197	725	2,281	749
Tons produced	2,220	715	2,408	783

Coal sales revenue	$115,479	22,709	$108,482	21,592
Average sales price per ton	52.56	31.32	47.56	28.83

Cost of coal sold	$104,110	21,620	$96,357	17,231
Cost of coal sold per ton	47.39	29.82	42.24	23.01

Cost Bridge	Q-4 2007 vs. Q-1 2008

	CAPP	Midwest

Beginning cash costs	$45.72	26.65
Sales related costs	0.49	0.21
Diesel	0.21	1.25	(1)
Other (including weather)	0.97	1.71
Ending cash costs	$47.39	29.82

(1) Our major contracts in the Midwest include an index cost recovery for diesel.

Mr. Socha continued: “In summary, our mine operations team continued to make good progress this quarter.  They have made adjustments to our entire mine portfolio in response to a series of changes in the regulatory environment by state and federal authorities.  While regulatory changes are always taking place, we believe that we have completed the major steps required to succeed in the future.

Three items deserve special note this quarter:

First, while safety has always been a priority at our company, we began a series of programs in 2005 to improve the safe operation of our mines.  We are pleased to report that during the first quarter, we had one of  the best safety performance records in our Company history.

Second, as previously discussed, bad weather had a significant impact on our surface mining operations at Triad during the first quarter.  Southwestern Indiana received more than twice the normal rainfall for the quarter, with March reporting 12.3 inches of rain compared with normal rainfall of 4.3 inches.  As a result of these weather events, Triad lost 110 shifts of production during the quarter.  The weather patterns have since returned to normal and the mines are back to expected production levels.

Lastly, we have substantially completed two major milestones in our project to restructure the mine portfolio.  We have completed the connection between Mine 81 and Mine 74 and are finishing reversing all belt drives.  This connection will allow us to belt the coal directly into our preparation plant and eliminate a 23 mile truck haul during a period of very high diesel prices.  We are also finishing all mining operations at one of our deepest, highest cost mines, BL-4.  The new replacement mine began operations in late April.”

LIQUIDITY

As of March 31, 2008, the Company had available liquidity of $59.5 million calculated as follows (in millions):

Cash and Cash Equivalents	$45.8
Availability under the Revolver	35.0
Cash paydown of Term Loans in April, 2008	(21.3)

Available liquidity	$59.5

The remaining balance of the Term Loan after the April 2008 payment is $17.1 million.

As a result of an amendment to the credit agreements entered into in May 2008, the Company was in compliance with all of the financial covenants under the credit agreements as of March 31, 2008.   Prior to these amendments to the credit agreements, the Company was not in compliance with all of the financial covenants under such agreements.

SALES POSITION AND MARKET COMMENTS

As of May 5, 2008, we had the following agreements to ship coal at a fixed and known price (in 000’s except per ton amounts):

	2008 Priced (b)
	As of February 29, 2008		As of May 5, 2008
	Tons	Average Price Per Ton	Tons	Average Price Per Ton
CAPP (c)	7,832	$50.16	8,299	$53.26
Midwest (a)	3,361	$30.25	3,361	$30.25

	2009 Priced
	As of February 29, 2008		As of May 5, 2008
	Tons	Average Price Per Ton	Tons	Average Price Per Ton
CAPP (c)	1,000	$51.18	3,665	$73.82
Midwest (a)	2,790	$30.45	2,806	$30.63

	2010 Priced
	As of February 29, 2008		As of May 5, 2008
	Tons	Average Price Per Ton	Tons	Average Price Per Ton
CAPP	-	$-	1,000	$82.00
Midwest (a)	450	$29.99	450	$29.99

(a)
Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract.  We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2008 to 2010 are minimum base price amounts adjusted for projected fuel escalators.

(b)	2008 includes all tons that have been shipped and tons with agreements at fixed prices for the remainder of the year.
(c)	During the period February 29 through May 5, the Company sold approximately 67,000 tons of stoker coal for delivery in 2008 and 65,000 tons of stoker coal for delivery in 2009.

Mr. Socha continued: “Both domestic and international coal markets have continued to strengthen during the past several months.  The underlying demand for coal from developing economies in several regions of the world is continuing to grow faster than the industry can grow international supply.

We have been able to capitalize on the stronger coal markets by patiently adding to our contract position for 2009 and 2010.  The utility steam coal placed under contract during the current period had an average BTU of 12,500 and average sulfur of 1.4 – 1.5 percent.  All of our recent contracts and contract discussions for CAPP have included steam coal prices above $80 per ton and industrial stoker coal prices above $100 per ton.  We are also seeing a noticeable change in the market for our Indiana coal.  Both prices and inquiries from utilities in other coal-burning regions have increased during the past several months.

Our current contract strategy for CAPP coal is to use our remaining open tonnage in 2008 as part of a package for customer requirements for longer-term contracts.  We would like to  have a total of approximately 4-5 million tons of expected 2009 production and 2-3 million tons of expected 2010 production under contract by late July.”

CONFERENCE CALL, WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss the first quarter earnings on May 6, 2008 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 877-675-4752, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 719-325-4905.  A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers.  International callers, please dial 719-457-0820: pass code 7884175.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversity our operations; failure to exploit additional coal reserves; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2008	December 31, 2007
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$45,772	5,413
Receivables:
Trade	43,189	40,544
Other	475	762
Total receivables	43,664	41,306
Inventories:
Coal	7,146	5,915
Materials and supplies	8,853	8,277
Total inventories	15,999	14,192
Prepaid royalties	4,227	3,817
Other current assets	2,925	4,180
Total current assets	112,587	68,908
Property, plant, and equipment, at cost:
Land	6,361	6,220
Mineral rights	193,324	191,586
Buildings, machinery and equipment	291,890	285,009
Mine development costs	34,647	31,923
Total property, plant, and equipment	526,222	514,738
Less accumulated depreciation, depletion, and amortization	212,524	195,534
Property, plant and equipment, net	313,698	319,204
Goodwill	26,492	26,492
Other assets	24,024	24,683
Total assets	$476,801	439,287

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2008	December 31, 2007
Liabilities and Shareholders' Equity	(unaudited)

Current liabilities:
Current maturities of long-term debt	$21,981	1,600
Accounts payable	40,216	46,641
Accrued salaries, wages, and employee benefits	7,536	6,010
Workers' compensation benefits	9,450	9,450
Black lung benefits	2,050	2,050
Accrued taxes	5,426	4,234
Other current liabilities	12,210	7,394
Total current liabilities	98,869	77,379
Long-term debt, less current maturities	166,419	187,200
Other liabilities:
Noncurrent portion of workers' compensation benefits	44,276	44,142
Noncurrent portion of black lung benefits	22,578	22,084
Pension obligations	5,245	5,423
Asset retirement obligations	34,360	32,288
Other	1,042	997
Total other liabilities	107,501	104,934
Total liabilities	372,789	369,513

Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 25,324,897 and 21,906,265 shares
as of March 31, 2008 and December 31, 2007, respectively	253	219
Paid-in-capital	210,436	159,403
Accumulated deficit	(108,407)	(91,719)
Accumulated other comprehensive income	1,730	1,871
Total shareholders' equity	104,012	69,774

Total liabilities and shareholders' equity	$476,801	439,287

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007

Revenues	$138,188	132,435
Cost of sales:
Cost of coal sold	125,730	113,588
Depreciation, depletion and amortization	17,290	19,333
Total cost of sales	143,020	132,921
Gross profit (loss)	(4,832)	(486)
Selling, general and administrative expenses	7,334	7,475
Total operating income (loss)	(12,166)	(7,961)
Interest expense	4,889	4,496
Interest income	(88)	(120)
Charges associated with repayment of debt	-	2,421
Miscellaneous income, net	(279)	(214)
Total other expense, net	4,522	6,583
Loss before income taxes	(16,688)	(14,544)
Income tax benefit	-	(7,289)
Net loss	$(16,688)	(7,255)
Loss per common share
Basic loss per common share	$(0.78)	(0.46)
Shares used to calculate basic loss per share	21,492	15,929
Diluted loss per common share	$(0.78)	(0.46)
Shares used to calculate diluted loss per share	21,492	15,929

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in our current debt covenants.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

	Three Months Ended
	March 31,	March 31,
	2008	2007

Net loss	$(16,688)	(7,255)
Income tax benefit	-	(7,289)
Interest expense	4,889	4,496
Interest income	(88)	(120)
Depreciation, depletion, and amortization	17,290	19,333
EBITDA (before adjustments)	$5,403	9,165
Other adjustments specified
in our current debt agreement:
Charges associated with repayment of debt	-	2,421
Other adjustments	2,252	2,182
Adjusted EBITDA	$7,655	13,768